EXHIBIT 8.1

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
                             SOIL BIOGENICS LIMITED
                            SIGNIFICANT SUBSIDIARIES
                                December 31, 2003

                                       Jurisdiction of  Percentage of voting
                                       Incorporation    Securities Owned
                                       ---------------  ---------------------
Soil Biogenics Limited
  Soil Biogenics Ltd                   Bermuda          100%

Soil Biogenics Ltd.
  Soil Biogenics S.L.                  Spain            100%
  Piksa Inter LLC                      Russia           100%

Piksa Inter LLC
  Piksa Research and Production
    Association LLC ("NPO Piksa LLC")  Russia           100%
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